Exhibit 10.4
GENERAL MILLS, INC.
2001 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
This amends the General Mills, Inc. 2001 Compensation Plan for Non-Employee Directors for Internal Revenue Code §409A. This amendment is part of the Plan as amended from time to time, and is effective as of January 1, 2005.
409A Appendix
Notwithstanding any other provision of the Plan to the contrary, the following terms and provisions apply to the Plan, its operations and Participants, effective as of January 1, 2005 with respect to amounts subject to Code §409A. Capitalized terms have the meaning given to them either in the main body of the Plan document or as defined in this Appendix. Provisions of the Plan not otherwise dealt with in this Appendix continue to apply and be in effect, to the extent not inconsistent with Code §409A.
Paragraph 1. Purpose. The purpose and intent of this 409A Appendix is to amend the terms of the Plan to comply with §409A of the Internal Revenue Code and the rules and regulations issued pursuant thereto with respect to amounts subject to §409A. To the extent that such requirements are applicable, this Plan is intended to comply with the requirements of §409A and shall be interpreted and administered in accordance with that intent. If any provision of the Plan or this Appendix would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under §409A, each payment under this Plan shall be treated as a separate payment of compensation for purposes of applying the §409A deferral election rules and the exclusion from §409A for certain “short-term deferral” amounts. Certain awards made under this Plan which were earned and vested (within the meaning of §409A) before January 1, 2005 are intended to be grandfathered from §409A and remain governed by federal tax law applicable to deferred compensation as it existed in effect prior to §409A. Accordingly, changes to the Plan after October 3, 2004 shall not modify the rights of Participants with respect to deferred amounts that were earned and vested on or before December 31, 2004. It is further intended that no “material modification” be made to the Plan, as that term is used in Treasury Regulations governing §409A, whether by this amendment or otherwise.
Paragraph 2. Retainers. Participants may elect the method in which retainers are paid (lump sum vs. installments), whether such retainers are paid in the form of cash or shares of Common Stock, and the timing of such payment (i.e., immediate upon vesting or deferred) by filing an irrevocable Election Form with the Company before the calendar year in which a Plan Year begins. Such election shall be made in conformance with Paragraph 5, below and will apply to amounts earned during a Plan Year. Retainers become vested, and are paid at the end of each of the Company’s fiscal quarters. In the absence of an affirmative election to the contrary, retainers (or the portion not subject to such election) shall be paid 10 business days following the last day of each fiscal quarter. Notwithstanding the foregoing, in the first year in which a non-employee director becomes eligible to participate in the Plan, an election may be made with respect to compensation for services to be performed subsequent to the election, to the extent permitted under §409A. Such an election must be made on an Election Form within 30 days after the date the non-employee director first becomes eligible to participate in the Plan.
For each Participant who affirmatively elects to defer receipt of his or her retainers, the Company shall establish a separate account (a “Deferred Retainer Account”) and credit such deferred compensation into that Account as of the date the amounts would otherwise be paid. A separate Deferred Retainer Account shall be established for each Plan Year a Participant makes such a deferral election.
Each Participant may affirmatively elect to receive all or a specified percentage of his or her retainers for a Plan Year in shares of Common Stock, which, if elected, will be issued 10 business days following the last day for each quarterly period during the Plan Year, or the distribution date chosen on the Election Form, as applicable. Only whole numbers of shares will be issued, with any fractional share amounts paid in cash. For purposes of computing the number of shares earned each quarter during the Plan Year, the value of each share shall be equal to the Fair Market Value on the third Business Day preceding the last day of each quarterly period during the Plan Year. For the purposes of this Plan, “Business Day” shall mean a day on which the New York Stock Exchange is open for trading.
Paragraph 3. No Further Option Gain Deferrals. Stock option gains may not be deferred after December 31, 2004. Accounts credited with such gains prior to January 1, 2005 are “grandfathered” and subject to the same rules and terms in effect under the Plan at that time.
Paragraph 4. Stock Units. Each Participant receiving an award of Stock Units may elect the time and form (whether or not to defer receipt, and lump sum vs. installments) of distribution of Common Stock attributable to such Stock Units, pursuant to the terms of Paragraph 5. A separate Stock Unit Account shall be established for each Plan Year a Participant makes such a deferral election. If no affirmative election is made, all Stock Units shall be paid in shares of Common Stock 10 days following vesting.
The Participant may also elect to have dividend equivalents payable on Stock Units paid currently in cash or reinvested in Stock Units. If the amounts are reinvested, on each dividend payment date for the Common Stock, the Company will credit each Stock Unit Account with an amount equal to the dividends that would have been paid had the Stock Units been actual shares of Common Stock, which shall be used to “purchase” additional Stock Units at a price equal to the Fair Market Value on the dividend date. Such additional Stock Units shall be distributed at the same time and in the same form as the rest of the Stock Unit Account balance. If the Participant fails to make an election, the dividend equivalent amounts shall be paid in cash currently.
In order to make an election under this Paragraph 4 with respect to Stock Units awarded for a Plan Year, a Participant shall file an irrevocable Election Form with the Company before the calendar year in which the Plan Year begins. Notwithstanding the foregoing, in the first year in which a non-employee director becomes eligible to participate in the Plan, an election may be made with respect to compensation for services to be performed subsequent to the election, to the extent permitted under §409A. Such an election must be made on an Election Form within 30 days after the date the non-employee director first becomes eligible to participate in the Plan.
Paragraph 5. Distributions. Section 9 of the main Plan document is nullified and inoperative, as of January 1, 2005 with respect to amounts subject to §409A. The following distribution provisions shall apply to Deferred Retainer Accounts and Stock Unit Accounts:
     (a) Timing. Distributions from Deferred Retainer Accounts shall normally commence at Separation from Service, however, a Participant may affirmatively elect a specified date for commencement, provided said date is not later than the Participant’s 70th birthday. The same rule applies to Stock Units which have been deferred beyond their vesting period. An election as to the timing of payment commencement shall be made in accordance with Paragraphs 2 and 4.
     Notwithstanding the above or any other provision of this Plan, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid on the first day of the seventh month following the Participant’s Separation from Service (or, if earlier, the first day of the month after the Participant’s death).
     (b) Form of Distribution. Distributions shall normally be made in a lump sum. However, a Participant may affirmatively elect to receive substantially equal annual installments over a period of up to 10 years. Such elections shall be made in accordance with Paragraphs 2 and 4.
     (c) Manner of Distribution. Amounts credited to Deferred Retainer Accounts shall be paid in cash or in Common Stock, as elected by a Participant on an Election Form. Amounts credited to Stock Unit Accounts shall be paid in Common Stock based on the number of Stock Units credited to the Stock Unit Account and paid in cash equal to any dividend equivalent amounts which had not been used to “purchase” additional Stock Units.
     (d) Distribution Upon Death. Notwithstanding any elections by a Participant or provisions of the Plan to the contrary, if a Participant dies before full distribution of a

Deferred Retainer Account or Stock Unit Account, such accounts shall be distributed to the Participant’s estate in a lump sum 60 days following the date of death.
     (e) Permitted Payment Delay To Avoid Violations of Law. Notwithstanding any provision of this Plan to the contrary, any distribution to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation that the making of the payment would violate Federal securities laws or other applicable law; provided, that any payment delayed pursuant to this Paragraph 5(e) shall ultimately be paid in accordance with §409A.
     (f) Payment Acceleration. Generally, payments may not be accelerated. However, if amounts deferred under the Plan must be included in a Participant’s income under §409A prior to the scheduled distribution of such amounts, distribution of such amount shall be made immediately to the Participant.
Paragraph 6. Change of Control. Notwithstanding any elections by a Participant or provisions of the Plan to the contrary (e.g., Section 10 of the main Plan document), upon the occurrence of a Change of Control, all Options and Stock Units shall fully and immediately vest, and shall be exercisable or paid pursuant to the terms of the Plan that are otherwise applicable. If the Change of Control is also a “change in control” as defined under Code §409A(a)(2)(A)(v) and official guidance thereunder, all Stock Unit Accounts shall be distributed in a single payment 30 days following such Change of Control.
Paragraph 7. Plan Termination. Upon termination of the Plan, distribution of Deferred Retainer Accounts and Stock Unit Accounts shall be made as described in Paragraph 5, unless the Committee determines in its sole discretion that all such amounts shall be distributed upon plan termination in accordance with the requirements under Code §409A. Upon termination of the Plan, no further deferrals of retainers, Stock Units or dividend equivalent amounts shall be permitted; however, earnings, gains and losses shall continue to be credited to the Deferred Retainer Account balances until the Deferred Retainer Account balances are fully distributed.
Paragraph 8. Definitions. As used in this Appendix the following terms have the meanings set forth below:
     “Election Form” means a written form provided by the Committee pursuant to which a Participant may elect the form and timing of distributions with respect to his or her retainer, Stock Units and dividend equivalents under the Plan.
     “Fair Market Value” means the average of the intraday high and low price of the national market composite price of the Common Stock on the applicable date. Notwithstanding this definition, effective January 1, 2007, “Fair Market Value” means the closing price on the New York Stock Exchange of the Common Stock on the applicable date.

     “Key Employee” means a Participant treated as a “specified employee” as of his Separation from Service under Code §409A(a)(2)(B)(i), i.e., a key employee (as defined in Code §416(i) without regard to paragraph (5) thereof) of the Company or its affiliates if the Company’s or its affiliate’s stock is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code §409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.
     “Plan Years” means the one-year Board terms, beginning the day of each annual stockholders’ meeting and ending the day before the succeeding annual stockholders’ meeting.
     “Separation from Service” or “Separate from Service” means a “separation from service” within the meaning of Code §409A.